U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

                             ORBIMED ADVISORS, LLC
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   (Last)                            (First)              (Middle)

                          767 Third Avenue, 6th Floor
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                                    (Street)

New York                                NY                  10010
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                 May 5, 2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

                           Orchid BioSciences, Inc. (ORCH)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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1.   Name and Address of Reporting Person*

    ISALY, SAMUEL D.
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   (Last)                            (First)              (Middle)

                          767 Third Avenue, 6th Floor
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                                    (Street)

New York                                NY                  10010
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                 May 5, 2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
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4.   Issuer Name and Ticker or Trading Symbol

                      Orchid BioSciences, Inc. (SANG)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Common Stock                           N/A No beneficial ownership pursuant to         (See note 1)
                                       Rule 16a-1(a)(2)
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Series C Stock                         N/A No beneficial ownership pursuant to Rule    (See note 1)
                                       16a-1(a)(2)
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Series E Preferred Stock               N/A No beneficial ownership pursuant to Rule    (See note 1)
                                       16a-1(a)(2)
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Series E Warrants                      N/A No beneficial ownership pursuant to Rule    (See note 1)
                                       16a-1(a)(2)
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*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


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              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                      5. Owner-
                                                    3. Title and Amount of Securities                    ship
                                                       Underlying Derivative Security                    Form of
                         2. Date Exercisable           (Instr. 4)                                        Derivative
                            and Expiration Date     ---------------------------------  4. Conver-        Security:
                            (Month/Day/Year)                               Amount         sion or        Direct    6. Nature of
                         ----------------------                            or             Exercise       (D) or       Indirect
                         Date       Expira-                                Number         Price of       Indirect     Beneficial
1. Title of Derivative   Exer-      tion                                   of             Derivative     (I)          Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares         Security       (Instr. 5)   (Instr. 5)
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Non-Statutory            Monthly     12/02/02       Common Stock         20,000     $1.25 per share      (D)    by Orbimed Advisors,
  Stock Option        (See note 3)                                                                               LLC (See note 2)
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Explanation of Responses:

         1. Orbimed Advisors, LLC has investment management discretion over a number of collective investment funds investing in Orchid Biosciences, Inc. stock. It has no pecuniary interest in this stock.

         2. Orbimed Advisors, LLC was granted a non-statutory stock option directly by Orchid Biosciences, Inc. for its own benefit.

         3. Options vest monthly on the last day of each month in thirty-six
(36) equal installments of 2.078% over a period of three years with the first such vesting to occur on 12/31/99.







/s/Samuel D. Isaly
Managing Member of OrbiMed Advisors, LLC                    February 21, 2001
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                  Signature Page for Other Reporting Persons:

SAMUEL D. ISALY

By: /s/Samuel D. Isaly                                      February 21, 2001
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   Name: Samuel D. Isaly                                          Date
   Designated Filer
   ----------------

                             OrbiMed Advisors, LLC
                  Date of Event Requiring Statement--05/05/00
                     Issuer Name - ORCHID BIOSCIENCES, INC.
                              Trading Symbol-"ORCH"

Other Reporting Persons:
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Samuel D. Isaly
767 Third Avenue, 6th Floor
New York, NY 10010